CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of our reports dated March 21, 2006, with respect to the consolidated financial statements and schedules of Convera Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2006, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Convera Corporation, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

McLean, Virginia
January 9, 2007